BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

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*150103*

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955)

ABOVE SPACE IS FOR OFFICE USE ONLY

1.   Name of corporation:

Cannagistics Inc.

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SERIES D PREFERRED STOCK

The Articles of Incorporation of Precious Investments Inc., a Nevada corporation (the “Corporation”), provide that the Corporation is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001, and that the Board of Directors have the authority to attach such terms as they deem fit with respect to the preferred stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, and pursuant to authority of the Board of Directors as required by Section 78.9155 of the Nevada Revised of

SEE ATTACHED

3.   Effective date of filing: (optional)

4.   Signature: (required)

(must not be later than 90 days after the certificate is filed)

/s/ James Zimbler

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Revised: 1-5-15

This form must be accompanied by appropriate fees. Nevada Secretary of State Stock Designation

_________________

CERTIFICATE OF DESIGNATION

OF

ROCKY MOUNTAIN HIGH BRANDS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES D PREFERRED STOCK

The Articles of Incorporation of Precious Investments Inc., a Nevada corporation (the “Corporation”), provide that the Corporation is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001, and that the Board of Directors have the authority to attach such terms as they deem fit with respect to the preferred stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, and pursuant to authority of the Board of Directors as required by Section 78.9155 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent, adopted a resolution providing for the designations, rights, powers and preferences and the qualifications, limitations and restrictions of 9,000,000 shares of Series D Preferred Stock, and that a copy of such resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation, the provisions of its Articles of Incorporation, and in accordance with the Nevada Revised Statutes, the Board of Directors hereby authorizes the filing of a Certificate of Designation of Series D Preferred Stock of the Corporation. Accordingly, the Corporation is authorized to issue Series D Preferred Stock with par value of $0.00l per share, which shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

l.       Designation and Rank. The designation of such series of the Preferred Stock shall be the Series D Preferred Stock, par value $0.001 per share (the ''Series D Preferred Stock”). The maximum number of shares of Series D Preferred Stock shall be 9,000,000 shares. The Series D Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding, as well as the Series C Preferred Stock to the extent provided for in the Certificate of Designation for the Series C Preferred Stock and on the same footing as the Common Stock and Series A Preferred Stock.

2.       Dividends. The holders of the Series D Preferred Stock are not entitled to receive dividends.

3.       Voting Rights. The holders of Series D Preferred Stock shall have the right to cast seventy two and one half (72.5) votes for each share held of record on all matters submitted to a vote of holders of the Corporation's common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series D Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

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4.        Liquidation Preference. In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the Holders of Series D Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock and Series A Preferred Stock.

5.        Optional Conversion of Series D Preferred Stock. The holders of Series D Preferred Stock shall have conversion rights as follows:

(a)         Conversion Right. Each share of Series D Preferred Stock shall be convertible at the option of the holder thereof and without the payment of additional consideration by the holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of seventy-two and one half (72.5) shares of Common Stock (the “Conversion Rate”) for every one (l) share of Series D Preferred Stock.

(b)         Mechanics of Optional Conversion. To effect the optional conversion of shares of Series D Preferred Stock in accordance with Section 5(a) of this Designation, any holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the “Optional Conversion Date”). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such holder at such holder's address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series D Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each holder of the Series D Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such holder, or its nominee, at such holder's address as it appears on the records of the stock transfer agent for the Series D Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c)        No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series D Preferred Stock. In lieu of any fractional share to which the holder would be entitled but for the provisions of this Section 5(c) based on the number of shares of Series D Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any holder of Series D Preferred Stock by the Corporation upon conversion of Series D Preferred Convertible Stock by such holder.

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(d)         Reservation of Stock. The Corporation shall at all times when any shares of Series D Preferred Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e)	Adjustments.

(i)                   If the Corporation shall, at any time or from time to time after issuance of the Series D Preferred Stock, effect a forward split of the outstanding Common Stock or issue a stock dividend, the Conversion Rate shall be proportionately increased.

(ii)                  If the Corporation shall, at any time or from time to time after issuance of the Series D Preferred Stock, effect any stock combination, reverse split or other similar transaction involving the Common Stock (a “Stock Combination Event”), the Conversion Rate shall not be adjusted.

(f)       Holder’s Exercise Limitations. The Company shall not effect any conversion of Series D Preferred Shares, and a Holder shall not have the right to convert any portion of Series D Preferred Shares hereunder, to the extent that after giving effect to such issuance, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates, such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and the Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of Series D Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, non-converted portion of Series D Preferred Shares beneficially owned by the Holder or any Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this section applies, the determination of whether shares of Series D Preferred Stock are convertible (in relation to other securities owned by the Holder and any Attribution Parties) and of which portion of the Holder’s Series D Preferred Stock are convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether shares of Series D Preferred Stock are convertible (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of Series D Preferred Stock is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be

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determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock held by the Holder. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

6.        No Preemptive Rights. No holder of the Series D Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.       Vote to Change the Terms of or Issue Preferred Stock. A duly authorized and approved action by the Board of Directors at a meeting duly called for such purpose or the written consent without a meeting, and the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Corporation's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series D Preferred Stock.

8.        Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series D Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such shares of Series D Preferred Stock into Common Stock.

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9.        Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series D Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate, effective on April 29, 2019.

PRECIOUS INVESTMENTS, INC.

By: /s/ James Zimbler

Name: James W. Zimbler

Title: President

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